Exhibit 10.1

abiomed, inc.
Performance- and Time-Based Restricted Stock Unit Award Agreement

This Performance- and Time-Based Restricted Stock Unit Award Agreement (this “Agreement”) is made effective as of November 14, 2016 (the “Grant Date”), between ABIOMED, Inc. (the “Company”), and Michael R. Minogue (the “Employee”), pursuant to the Company’s Fourth Amended & Restated 2008 Stock Incentive Plan, as it may be amended from time to time (the “Plan”). Pursuant to this Agreement, the Employee is provided the opportunity to earn up to 41,526 shares of common stock of the Company (“Stock”) if designated performance goals are achieved at or above target levels, subject in all cases to vesting and the other terms and conditions set forth herein.  This Agreement and the Award (as defined below) are expressly subject to all of the terms and conditions contained in the Plan, which is hereby incorporated herein by reference. In the event that any of the terms and conditions contained in this Agreement are inconsistent with the Plan, the terms of the Plan shall control. All capitalized terms not defined in this Agreement have the meanings specified in the Plan.

WITNESSETH:

1.Performance- and Time-Based Restricted Stock Units. The Company hereby grants to the Employee on the Grant Date an award (the “Award”) consisting of the right to receive, on the terms provided herein and in the Plan, one share of Stock with respect to each restricted stock unit forming part of the Award (collectively, the “Restricted Stock Units”), in each case, subject to adjustment pursuant to Section 4 of the Plan in respect of transactions occurring after the Grant Date.  The Employee is hereby granted 41,526 Restricted Stock Units.  Shares of Stock shall only be issued to the Employee in respect of the Award to the extent that the terms of this Agreement and the Plan are satisfied and to the extent that the Employee meets both the performance-based vesting conditions and time-based vesting conditions set forth below.

2.Performance Vesting.  The Restricted Stock Units shall performance vest and become performance-vested Restricted Stock Units (“Performance-Vested RSUs”), subject to achievement of the Net Profits goal described below and provided that the Employee remains continuously employed by the Company through the applicable TSR Measurement Date (as defined below) (subject to Section 5 below), as follows: (a) no portion of the Restricted Stock Units shall become Performance-Vested RSUs if the TSR Percentile Rank (as defined below) is below the 89 and 21/100ths percentile, (b) 7.4% of the Restricted Stock Units shall become Performance-Vested RSUs if the TSR Percentile Rank is at the 90th percentile, and (c) 100% of the Restricted Stock Units shall become Performance-Vested RSUs if the TSR Percentile Rank is at or above the 95th percentile.  In the event that the TSR Percentile Rank falls between two of the percentiles described in the preceding sentence, the percentage of the Restricted Stock Units that becomes Performance-Vested RSUs shall be based on a straight-line interpolation between the applicable TSR Percentile Ranks and the percent of Restricted Stock Units that vest at each such rank. Notwithstanding the foregoing, in no event shall any Restricted Stock Units become Performance-Vested RSUs if the Total Shareholder Return over the Performance Period is negative.  In addition, as a condition to being eligible to become Performance-Vested RSUs, the

Company must achieve positive net profits, measured in the aggregate, over the first four fiscal quarters that commence following the Grant Date.

3.Time Vesting.  The Performance-Vested RSUs shall only vest to the extent that they become vested based on time as provided for below.  On each of the following dates (each, a “Time Vesting Date”), and provided that the Employee remains continuously employed by the Company through such Time Vesting Date (subject to Section 5 below), a portion of the Performance-Vested RSUs shall vest as set forth below:

(a)

One half (1/2) of the Performance-Vested RSUs shall vest on the date that the Committee determines the Company’s TSR Percentile Rank, which shall be no later than thirty (30) days following the end of the Performance Period (the “Determination Date”).

(b)	The remaining one half (1/2) of the Performance-Vested RSUs shall vest on the first anniversary of the Determination Date.

In the event the TSR Percentile Rank is above the 89 and 21/100ths percentile at the time of a Change of Control based on actual performance from the beginning of the Performance Period through the date of the Change of Control, the Restricted Stock Units shall fully vest (i.e., both time and performance vest) consistent with the vesting terms set forth in Section 2 above (e.g., 7.4% of the Restricted Stock Units shall vest if the TSR Percentile Rank is at the 90th percentile, etc., with straight-line interpolation between the applicable TSR Percentile Ranks and the percent of Restricted Stock Units that vest at each such rank).  If a Change of Control occurs following the end of the Performance Period, any outstanding unvested Performance-Vested RSUs shall be fully vested upon such Change of Control.  For purposes of this Agreement, the term “Time Vesting Date” shall also mean a Change of Control.  Certificates for the shares of Stock that are issuable as a result of the Performance-Vested RSUs or Restricted Stock Units, as applicable, vesting as set forth above shall be issued as soon as practicable following each Time Vesting Date, but in no event later than thirty (30) days following each Time Vesting Date.

4.Certain Definitions.

(a)

“Peer Group” shall mean the companies in the S&P Health Care Equipment Select Industry Index, determined as of June 15, 2015.  A company in this group that ceases to be publicly traded during the first two years of the Performance Period will not be treated as part of the Peer Group.  A company listed above that ceases to be publicly traded in the final year of the Performance Period will be included in the Peer Group and its Total Shareholder Return will be determined by treating the last day of public trading of the company’s stock as the valuation date for that company, with no further adjustment to that company’s Total Shareholder Return for the remainder of the Performance Period.

(b)	“Performance Period” shall mean the period beginning on June 15, 2015 and ending on June 14, 2018.
(c)	“Total Shareholder Return” shall mean the change in the value expressed as a percentage of a given dollar amount invested in a company’s most widely publicly traded stock over the Performance Period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends (including the cash value of non-cash dividends) in such stock of the company.  The thirty (30) calendar-day average closing value of the Company’s Stock and the stock of each of the Peer Group companies, as applicable (i.e., average closing values over the period of thirty (30) calendar days beginning on the first day of the Performance Period and the final thirty (30) calendar days ending on the final day of the Performance Period) will be used to value the Company’s Stock and the stock of the Peer Group companies, as applicable.  Dividend reinvestment will be calculated using the closing price of the Stock or the stock of the applicable Peer Group company, as applicable, on the dividend payment date or, if no trades were reported on such date, the latest preceding date for which a trade was reported.   Not withstanding the foregoing, in the event of a Change of Control, Total Shareholder Return for the Company will be measured based on the closing value of the Company’s Stock on the date of the Change of Control.

(d)	“TSR Measurement Date” means the last day of the Performance Period, except as otherwise provided in the definition of “Peer Group” or as determined by the Committee.
(e)

“TSR Percentile Rank” shall mean the percentage of Total Shareholder Return values among the Peer Group companies at the TSR Measurement Date that are equal to or lower than the Company’s Total Shareholder Return at the TSR Measurement Date.

5.Termination of Employment.

(a)

The Employee understands and agrees that if the Employee ceases to be an employee of the Company or a subsidiary of the Company at any time for any reason, whether because of any action of the Company or the Employee (the date of such termination of employment, the “Termination Date”), other than by reason of the death or Disability of the Employee, the Employee’s only rights under this Agreement shall be the right to receive Stock, if any, that was to be issued (but was not yet issued) pursuant to Restricted Stock Units or Performance-Vested RSUs, as applicable, vesting on a Time Vesting Date that was reached prior to the Termination Date, and the Employee shall have no right to the issuance of Stock with respect to any Restricted Stock Units or Performance-Vested RSUs, as applicable, vesting on a Time Vesting Date that is reached after the Termination Date and any  Restricted Stock Units or Performance-Vested RSUs, as applicable, that are unvested on the Termination Date shall automatically be forfeited on such date.

(b)

If the Employee ceases to be an employee of the Company or a subsidiary of the Company by reason of the death or Disability of the Employee prior to the end of the Performance Period, the Employee will be eligible to vest in the number of Restricted Stock Units that would otherwise vest pursuant to Section 2 based on the Company’s TSR Percentile for the Performance Period, multiplied by the number of days between the first day of the Performance Period and the Termination Date, and divided by the number of days in the Performance Period shall vest upon the Termination Date.  Any shares of Stock that become issuable following the vesting of the Restricted Stock Units pursuant to the immediately preceding sentence shall be issued as soon as practicable following the Determination Date, but in no event later than thirty (30) days following such date.  If the Employee ceases to be an employee of the Company by reason of the death or Disability of the Employee following the end of the Performance Period, any unvested Performance-Vested RSUs shall vest upon the Termination Date.  Any shares of Stock that become issuable following the vesting of the Performance-Vested RSUs shall be issued as soon practicable following such termination, but in no event later than thirty (30) days following such date.

6.Discretion of the Committee. Unless otherwise provided, the Committee shall make all determinations required to be made hereunder, including determinations required to be made by the Company, which shall include determinations of Total Shareholder Return, the TSR Percentile Rank, and the calculation of the number of Performance-Vested RSUs hereunder, and shall interpret all provisions of this Agreement, as it deems necessary or desirable, in its sole and unfettered discretion. Such determinations and interpretations shall be binding and conclusive as to the Company and the Employee. If there shall be no Compensation Committee of the Company’s Board of Directors or if the Board of Directors shall determine that the Board of Directors shall administer this Agreement, all references herein to the Committee shall be deemed references to the Board of Directors.

7.Withholding Taxes.

(a)

The Employee expressly acknowledges and agrees that the Employee’s rights hereunder, including the right to be issued shares of Stock upon the vesting of the Restricted Stock Units (or any portion thereof), are subject to the Employee’s promptly paying, or in respect of any later requirement of withholding being liable promptly to pay at such time as such withholdings are due, to the Company all taxes required to be withheld, if any (the “Withholding Obligation”).

(b)

By accepting this Award, the Employee hereby acknowledges and agrees that, unless he or she provides notice to the Company at least two (2) days prior to a Time Vesting Date that he or she intends to satisfy the applicable Withholding Obligation by paying such amount in cash or with a check in a form acceptable to the Company and delivers such cash or check no later than the Time Vesting Date, he or she will have been deemed to have elected to have the Company hold back whole shares of Stock otherwise deliverable pursuant to Section 3 or Section 5, as applicable, having a Fair Market Value sufficient to satisfy the Withholding Obligation (but not in excess of the applicable minimum statutory withholding obligations or such greater amount that would not result in adverse accounting consequences to the Company), with the Company accepting a payment in cash or by check by the Employee to the extent of any remaining balance of the Withholding Obligation not satisfied by such withholding of shares.

(c)

The Employee expressly acknowledges that because the Award consists of an unfunded and unsecured promise by the Company to deliver Stock in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Award.

8.No Rights to Employment.  Nothing contained in this Agreement shall be construed as giving the Employee any right to continued employment with the Company, or to establish or maintain an on-going business relationship with the Company. The Employee acknowledges and agrees that the transactions contemplated hereunder do not constitute an express or implied promise of continued employment for any period, or at all.

9.Dividend Equivalents.  Dividend Equivalents shall be credited on Restricted Stock Units other than Restricted Stock Units that, at the relevant record date for a dividend payment on Stock, previously have been settled or forfeited, in respect of any cash dividend or distribution declared and paid by the Company.  In such case, an amount equal to the cash amount per share of such dividend or distribution shall be credited with respect to each Restricted Stock Unit outstanding as of the record date, such dividend equivalents to be calculated at the time of settlement and credited and paid in cash at settlement, without interest, in respect of the Restricted Stock Units then being settled in accordance with the provisions of Section 3 or Section 5 of this Agreement.  For the avoidance of doubt, in no event shall a Participant receive any dividend equivalents with respect to Restricted Stock Units that do not vest in full hereunder.

10.No Rights as a Shareholder.  The Employee shall have no rights as a shareholder of the Company as a result of this Agreement unless and until shares of Stock have been issued to the Employee pursuant to Section 3 or Section 5 above, as applicable.

11.Nontransferability.  Neither the Award nor the Restricted Stock Units may be transferred.  In the event the Award or the Restricted Stock Units are transferred, or in the event a spouse or domestic partner has or is deemed to have any community property rights with respect to the Award or the Restricted Stock Units, the transferee, spouse, or domestic partner, as applicable, will be subject to and bound by all terms and conditions of this Agreement and the Plan.

12.Notices.  Any notices required to be given under this Agreement shall be sufficient if in writing and if sent by certified mail, return receipt requested, and addressed as follows:

If to the Company:

ABIOMED, Inc.
22 Cherry Hill Drive
Danvers, Massachusetts 01923
Attn: Chief Financial Officer

If to the Employee, at the address of the Employee set forth in the Company’s records or to such other address as either party may designate under the provisions hereof.

13.Form S-8 Prospectus.  The Employee acknowledges having received and reviewed a copy of the prospectus required by Part I of Form S-8 relating to shares of Stock that may be issued under the Plan.

14.Section 409A of the Code.  This Agreement shall be interpreted and administered in such a manner that all provisions relating to the grant and settlement of the Award are exempt from or satisfy the requirements of Section 409A of the Code.  In no event, however, will the Company or any other person have any liability to the Employee as a result, or in respect of, of Section 409A of the Code.

15.Applicable Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.  For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in Massachusetts and agree that such litigation shall be conducted in the state courts of Middlesex County or the federal courts of the United States for the District of Massachusetts.

IN WITNESS WHEREOF, the parties have executed this Agreement as an instrument under seal effective as of the date written on the first page of this Agreement.

ABIOMED, Inc.

By:	/s/ Stephen C. McEvoy Stephen C. McEvoy Vice President and General Counsel

EMPLOYEE:

/s/ Michael R. Minogue

Name: Michael R. Minogue

Acceptance date:  November 17, 2016